Continental Materials Corporation Reports Audited 2009 Results

CHICAGO, IL -- (Marketwire - April 23, 2010) - Continental Materials Corporation (NYSE Amex: CUO) today reported a net loss from continuing operations of $802,000, fifty cents per diluted share for the 2009 fiscal year on sales of $113,461,000. For the 2008 fiscal year the company reported a net income from continuing operations of $1,757,000, $1.09 per diluted share on sales of $145,714,000 (the 2008 amounts have been reclassified from those originally reported for the discontinued operation).

The decrease in sales for 2009 was primarily due to the depressed level of construction along the Front Range of southern Colorado and a slowdown in hotel construction. The weak construction market in southern Colorado led to a $24,409,000 (38%) decline in sales in the Concrete, Aggregates and Construction Supplies segment. Also contributing to the lower sales in this segment was the shutdown of operations at the Pikeview Quarry in Colorado Springs due to a landslide in December 2008 which made for unsafe condition. A substantial reduction in hotel construction, a primary market for fan coils, led to a $9,382,000 (22%) decrease in sales in the Heating and Cooling segment. Door sales were also dampened by the low level of construction both within the State of Colorado and to a lesser extent on a nation-wide basis. In spite of the weak economy, sales in the Evaporative Cooling segment during 2009 increased by $2,296,000 (10%) as the result of a primary competitor exiting the domestic market in late 2008.

The loss from continuing operations before income taxes was $1,564,000 in 2009 despite the inclusion of a gain of $2,026,000 received from the conclusion of the company's negotiations with the city of Colorado Springs on the fair value of a portion of the company's sand property in Colorado Springs (a gain of $1,947,000 was recorded in 2008 related to the sale of this property as well as a gain of $344,000 from the sale of a small aggregate operation that the company determined was not a strategic part of its business). The loss was primarily attributable to the reduced sales and the fixed nature of many of the company's production expenses, especially in the Concrete, Aggregates and Construction Supplies segment. Selling and administrative expenses at the operating companies were $587,000 less in 2009 compared to 2008. The decrease was due to cost reduction actions taken throughout the year in response to the lower sales volume in all but the Evaporative Cooling segment. As a percentage of consolidated sales, selling and administrative expenses rose to 16% in 2009 compared to 13% in the prior year. The higher percentage reflects the fixed nature of many of these expenses. The administrative expenses at the corporate offices increased by $532,000 largely due to $420,000 of charges to the unfunded supplemental profit-sharing obligation to certain officers as a result of a large increase in the deemed earnings on the balances corresponding to the overall strong performance of the stock market during 2009. In 2008, the company recorded a credit of $245,000 for the deemed loss on the supplemental profit sharing account balances.

The results of discontinued operations reflect the operations of Rocky Mountain Ready Mix (RMRM), a former subsidiary that was sold on July 17, 2009. The 2009 loss includes a loss from operations before income tax benefits of $1,778,000 and a loss before the income tax benefit on the sale of the stock of the subsidiary of approximately $221,000. The income tax benefits associated with the discontinued operation in 2009 were approximately $1,138,000. In 2008 the net loss from the operations of RMRM was $1,797,000, net of the income tax benefit of $989,000.

The company's income tax benefit rate for continuing operations reflects the effects of state net operating loss carry forwards, the payment of alternative minimum tax and a decrease in the reserve for uncertain tax positions.

FORWARD-LOOKING STATEMENTS -- Statements in this document that do not relate strictly to historical or current facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. When used in this press release, words such as "anticipates," "believes," "contemplates," "estimates," "expects," "plans," "projects," and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of factors including, but not limited to, weather, interest rates, availability and cost of raw materials, national and local economic conditions and competitive forces. Changes in accounting pronouncements could also alter projected results. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company's Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update them.

                    CONTINENTAL MATERIALS CORPORATION
                      SUMMARY OF SALES AND EARNINGS

                        Three Months Ended              Year Ended
                     January 2,    January 3,    January 2,    January 3,
                        2010          2009          2010          2009
                    ------------  ------------  ------------  ------------

Sales               $ 28,035,000  $ 37,685,000  $113,461,000  $145,714,000

Operating (loss)
 income               (2,045,000)    2,807,000      (612,000)    3,606,000

Interest (expense),
 net                    (223,000)     (318,000)     (956,000)   (1,161,000)

Other (expense)
 income                  (53,000)       (9,000)        4,000        50,000
                    ------------  ------------  ------------  ------------

(Loss) income from
 continuing
 operations before
 income taxes         (2,321,000)    2,480,000    (1,564,000)    2,495,000

Benefit (provision)
 for income taxes      1,120,000      (746,000)      762,000      (738,000)
                    ------------  ------------  ------------  ------------

Net (loss) income
 from continuing
 operations           (1,201,000)    1,734,000      (802,000)    1,757,000

Income (loss) from
 discontinued
 operation net of
 income taxes             91,000      (726,000)     (640,000)   (1,797,000)
                    ------------  ------------  ------------  ------------

Net (loss) income   $ (1,110,000) $  1,008,000  $ (1,442,000) $    (40,000)
                    ============  ============  ============  ============

Basic and diluted
 (loss) earnings
 per share:
    Continuing
     operations     $       (.75) $       1.08  $       (.50) $       1.09
    Discontinued
     operation               .06          (.45)         (.40)        (1.12)
                    ------------  ------------  ------------  ------------
                    $       (.69) $        .63  $       (.90) $       (.03)
                    ============  ============  ============  ============

Weighted average
 shares outstanding    1,598,000     1,598,000     1,598,000     1,599,000
                    ============  ============  ============  ============

CONTACT:
Mark S. Nichter
 (312) 541-7207